Exhibit 99.2

March 8, 2016

ZAGG Reports Record Net Sales for 2015, Announces Closing of Merger with mophie

●         Record net sales of $269.3 million compared to $261.6 million in 2014

●         Gross margins improved to 38% compared to 32% in 2014

●         GAAP earnings per diluted share of $0.54, a 59% increase compared to $0.34 in 2014

●         Adjusted EBITDA of $42.2 million, a 31% increase compared to $32.1 million in 2014

●         Merger with mophie creates diversified leader in multiple mobile accessories categories

●         2016 net sales guidance of $460 - $500 million

SALT LAKE CITY, March 8, 2016 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading global mobile device accessories company, today announced financial results for the fourth quarter and full year ending December 31, 2015.

“We are pleased with our 2015 results, including our record sales for the InvisibleShield screen protection line as a result of improved distribution and increased consumer interest in protecting their mobile devices,” commented Randy Hales, President and Chief Executive Officer of ZAGG Inc. “The ZAGG team’s focus on our corporate objectives led to significant improvements in gross margins, earnings per share, Adjusted EBITDA, and overall enterprise value.”

2015 Full Year Results

(in millions, except per share amounts)	December 31, 2015	December 31, 2014
Net Sales	$269.3	$261.6
Gross Profit (Gross Profit %)	$101.7 (38%)	$83.3 (32%)
Net Income	$15.6	$10.5
Diluted Earnings per Share	$0.54	$0.34
Adjusted EBITDA (Margin %)	$42.2 (16%)	$32.1 (12%)

Cumulative Results for 2015

Net sales for 2015 increased 3% to a record $269.3 million compared to $261.6 million in 2014. This increase was due to the expansion of screen protection sales to existing customers along with expanded distribution to new customers in the U.S. and Europe. Partially offsetting these gains were lower sales in tablet keyboards associated with overall softness in the tablet market, lower audio sales due to reduced product placement at a key customer compared to 2014, and lower sales in portable power.

Gross profit improved to $101.7 million, (38% of net sales) compared to $83.3 million (32% of net sales) in 2014. The increase in gross profit percentage was primarily due to a favorable sales mix shift to higher screen protection sales, a write-down in inventory in 2014 that did not recur in 2015, as well as improved operational efficiencies throughout the year.

Net income improved to $15.6 million, compared to $10.5 million in 2014, with diluted earnings per share improving significantly to $0.54 (on 29.1 million diluted shares) compared to $0.34 (on 30.6 million diluted shares).

Adjusted EBITDA increased 31% to $42.2 million (16% of net sales) versus $32.1 million (12% of net sales) in 2014.

2015 Fourth Quarter Results

(in millions, except per share amounts)	December 31, 2015	December 31, 2014
Revenue	$78.6	$102.4
Gross Profit (Gross Profit %)	$28.9 (37%)	$39.6 (39%)
Net Income	$5.0	$13.0
Diluted Earnings per Share	$0.18	$0.43
Adjusted EBITDA	$12.7 (16%)	$24.3 (24%)

Fourth Quarter Results

Net sales for the fourth quarter were $78.6 million compared to $102.4 million in 2014 when the Company experienced record net sales of InvisibleShield brand screen protection related to the launch of the new iPhone 6 and 6 Plus. In the fourth quarter of 2015, screen protection products experienced relatively strong sales despite the absence of a new form factor for the 2016 iPhone launches. The strength in screen protection sales in the quarter was offset by a decline in tablet keyboards sales due to overall softness in the tablet market, as well as declines in sales of audio and portable power products.

Gross profit was $28.9 million, or 37% of net sales, compared to $39.6 million, or 39% of net sales, in 2014. The decrease in gross profit percentage was due to a lower mix of screen protection sales, partially offset by improved operational efficiencies.

Net income was $5.0 million, compared to net income of $13.0 million in the fourth quarter of 2014, with fully diluted earnings per share of $0.18 (on 28.0 million fully diluted shares) compared to $0.43 (on 30.3 million diluted shares), respectively.

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Share Repurchase Summary

In 2015, the Company repurchased 2.0 million shares ($14.9 million) at an average price of $7.32 per share. On October 30, 2015, the Board of Directors approved an additional share repurchase authorization of $20.0 million with no stated expiration date. Since March 2013, the Company has repurchased $34.5 million of ZAGG stock, or 5.6 million shares, at an average price of $6.13.

Company Completes Merger with mophie

On March 3, 2016 the Company completed its previously announced acquisition of mophie inc. for $100 million. The merger was funded with a combination of cash, $25.0 million term loan and a portion of an $85.0 million asset backed credit facility led by KeyBank, with an interest rate of LIBOR plus approximately 200 basis points. The agreement allows for an additional earn-out potential of 5x Adjusted EBITDA in excess of $20 million earned during the period beginning April 1, 2016 and ending March 31, 2017.

“We are very excited to announce the closing of our strategic merger with mophie, the market leader in battery cases and external power for mobile devices,” continued Mr. Hales. “The acquisition further positions ZAGG as a leading accessories innovation company with a more diverse product offering and broader distribution footprint that can be leveraged to increase enterprise value for ZAGG stockholders.”

2016 Combined Company Business Outlook (reflecting 10 months of mophie contribution)

The Company provided the following consolidated annual guidance for 2016, which only includes approximately ten months of operations from mophie (from the acquisition date of March 3, 2016 through December 31, 2016):

●         Net sales of $460 - $500 million

●         Gross profit margin in a range of low to mid 30’s

●         Adjusted EBITDA of $60 - $65 million

●         Annual effective tax rate to be approximately 40%

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To assist in understanding the 12-month combined operations and expected contribution from ZAGG and mophie’s operations during 2016, the following table details (1) net sales and Adjusted EBITDA for ZAGG, mophie and on a consolidated, full year basis (including the expected mophie 2016 operations prior to and post-acquisition) and (2) the consolidated full-year guidance covering the period post-acquisition.

			Net Sales			Adjusted EBITDA
(in millions)		2015	2016	2016		2016	2016
Annual Guidance (includes 12 months mophie results, as if acquired 1/1/16)
		Actual	Low	High		Low	High
ZAGG		$269	$285	$305		$44	$47
	Growth %		6%	13%	Margin %	15%	15%
mophie		$203*	$210	$230		$20	$22
	Growth %		3%	13%	Margin %	10%	10%
Consolidated		$472	$495	$535		$64	$69
	Growth %		5%	13%	Margin %	13%	13%

Annual Guidance (includes mophie results post 3/3/16 closing)**
Consolidated		$442***	$460	$500		$60	$65
	Growth %		4%	13%	Margin %	13%	13%

* Estimated 2015 net sales (unaudited) for mophie

** Reflects full year ZAGG results and mophie 10 month results adjusted for March 3, 2016 closing

*** Reflects full year ZAGG results and estimated 2015 ten month mophie results (unaudited) for comparative purposes only

Conference Call

A conference call will be held today at 5:00 p.m. EDT to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), recovery of reserves on note receivable, and mophie transaction expenses) contained in this commentary is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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About ZAGG Inc

ZAGG is a global leader in accessories and technologies that empower mobile lifestyles. Widely acclaimed for product innovation, the Company has a diverse, award-winning portfolio sold under the ZAGG®, mophie®, InvisibleShield®, and iFrogz® brands. The Company’s brands can be found at leading retailers worldwide. ZAGG has operations in the United States, Ireland, Netherlands, and China. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com.

CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Press Inquiries:

Lorraine Woodcheke

Edelman

415-486-3284

Lorraine.Woodcheke@Edelman.com

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